EXHIBIT 99.1

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2014 RESULTS

Reports quarterly revenue of $241 million and first quarter diluted EPS of $0.16

SAN DIEGO – (May 1, 2014) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s innovator in workforce solutions and staffing services, today announced first quarter 2014 financial results reflecting improved margins on lower than anticipated revenue. First quarter financial highlights are as follows:

Dollars in millions, except per share amounts.
	Q1 2014	% Change Q1 2013
Revenue	$240.9	(4%)
Gross profit	$74.0	1%
Net income	$7.6	1%
Diluted EPS	$0.16	0%
Adjusted EBITDA*	$21.1	0%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	First quarter consolidated revenue is lower than prior year by 4%, due to lower revenue in the Nurse and Allied Healthcare Staffing segment partially offset by higher revenue in the Locum Tenens Staffing and Physician Permanent Placement Services segments.

•	Consolidated gross margin of 30.7% for the first quarter represented a record-high and year-over-year improvement of 170 basis points.

•	First quarter adjusted EBITDA margin of 8.8% improved 40 basis points over prior year.

•	In April, the Company refinanced its existing credit facilities with a new credit agreement and initial rate reduction of approximately 175 basis points.

“AMN continues to make progress in our long-term strategy and improving our operating margins despite the current challenging healthcare environment. Lower hospital census,

combined with cost pressures and weather impacts resulted in more cautious buying behavior and temporary staff utilization during the first quarter. Although material improvements in Nurse and Allied Staffing are still likely a few months out, our Physician Placement and Locum Tenens businesses remain less impacted and continue to show signs of good near and long-term growth opportunity,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “We believe our focused investments and execution on our strategy to advance our position as healthcare’s innovator in workforce solutions, particularly as the leader in providing MSP, VMS and RPO services, have positioned us to be a stronger partner with our clients.”

First Quarter 2014 Results

For the first quarter of 2014 consolidated revenue was $241 million, a decrease of 4% from the same quarter last year and 3% sequentially. First quarter revenue for the Nurse and Allied Healthcare Staffing segment was $163 million, down 8% from the same quarter last year and flat sequentially. Locum Tenens Staffing segment revenue in the first quarter was $67 million, an increase of 2% from the same quarter last year and down 10% sequentially. First quarter Physician Permanent Placement Services segment revenue was $11 million, an increase of 7% from the same quarter last year and 1% sequentially.

First quarter gross margin of 30.7% was higher by 170 basis points than the same quarter last year and higher by 90 basis points sequentially. The year-over-year increase was due to gross margin improvement across all business segments, as well as the addition of the ShiftWise business. The sequential increase was due to the inclusion of a full quarter of the ShiftWise business in the first quarter and lower insurance expenses.

SG&A expenses for the first quarter were $55 million, representing 22.7% of revenue, compared to $54 million in the same quarter last year and $54 million in the prior quarter. The increase in SG&A expenses was due primarily to the additional SG&A expenses from the ShiftWise business, partially offset by lower professional liability expense.

First quarter net income was $8 million and net income per diluted share was $0.16. First quarter adjusted EBITDA was $21 million, flat year over year and sequentially. Adjusted EBITDA margin of 8.8% reflected a 40 basis point increase over prior year and was driven by the improvement in gross margin.

At March 31, 2014, cash and cash equivalents totaled $9 million. First quarter cash flow provided by operations was $1.0 million and capital expenditures were $6 million. The Company ended the quarter with total debt outstanding, net of discount, of $159 million, with a leverage ratio of 2.0 to 1.

Business Trends and Outlook

The Company expects consolidated second quarter 2014 revenue of $244 million to $248 million. Gross margin is expected to be approximately 30.5%. SG&A expenses as a percentage of revenue are expected to be between 22.5% to 23.0%. Adjusted EBITDA margin is expected to be approximately 8.5%.

About AMN Healthcare

AMN Healthcare is the innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions - including managed services programs, vendor management systems, and recruitment process outsourcing - enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the largest network of quality clinicians and physicians through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on May 1, 2014

AMN Healthcare Services, Inc.’s first quarter 2014 conference call will be held on Thursday, May 1, 2014, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern Time on May 1, 2014, and can be accessed until 11:59 p.m. Eastern Time on May 15, 2014, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 323480.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, and (2) adjusted EBITDA margin. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA and adjusted EBITDA margin serve as industry-wide financial measures, and it uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled Supplemental Financial and Operating Data under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding 2014 second quarter revenue, gross margin, SG&A expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Revenue	$240,881	$252,120	$248,658
Cost of revenue	166,925	179,113	174,465

Gross profit	73,956	73,007	74,193

	30.7%	29.0%	29.8%
Operating expenses:
Selling, general and administrative	54,667	53,607	54,470
	22.7%	21.3%	21.9%
Depreciation and amortization	3,820	3,290	3,698

Total operating expenses	58,487	56,897	58,168

Income from operations	15,469	16,110	16,025

Interest expense, net and other	1,846	2,859	1,836

Income before income taxes	13,623	13,251	14,189
Income tax expense	5,993	5,688	5,833

Net income	$7,630	$7,563	$8,356

Net income per common share:
Basic	$0.16	$0.17	$0.18

diluted	$0.16	$0.16	$0.17

Weighted average common shares outstanding:
Basic	46,354	45,813	46,010

Diluted	47,917	47,679	47,818

Other comprehensive income (loss)	(9)	93	(36)

Comprehensive income	$7,621	$7,656	$8,320

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Revenue
Nurse and allied healthcare staffing	$163,450	$176,765	$164,121
Locum tenens staffing	66,871	65,456	74,067
Physician permanent placement services	10,560	9,899	10,470

	$240,881	$252,120	$248,658

Reconciliation of Non-GAAP Items:

Segment operating income(1)
Nurse and allied healthcare staffing	$19,972	$22,474	$19,464
Locum tenens staffing	6,873	4,892	7,365
Physician permanent placement services	2,131	2,241	2,194

	28,976	29,607	29,023
Unallocated corporate overhead	7,868	8,505	7,842

Adjusted EBITDA(2)	21,108	21,102	21,181
Adjusted EBITDA margin(3)	8.8%	8.4%	8.5%

Depreciation and amortization	3,820	3,290	3,698
Share-based compensation	1,819	1,702	1,458
Interest expense, net and other	1,846	2,859	1,836

Income before income taxes	13,623	13,251	14,189
Income tax expense	5,993	5,688	5,833

Net income	$7,630	$7,563	$8,356

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Gross Margin
Nurse and allied healthcare staffing	29.0%	27.5%	27.7%
Locum tenens staffing	29.9%	27.9%	29.9%
Physician permanent placement services	63.0%	62.6%	63.0%

Operating Data:
Nurse and allied healthcare staffing
Average clinicians on assignment(4)	5,633	6,215	5,609

Locum tenens staffing
Days filled(5)	44,749	45,357	50,529

	As of March 31		As of December 31,
	2014	2013	2013
Leverage ratio(6)	2.0	2.3	2.0

(1)	Segment operating income represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization, unallocated corporate overhead and share-based compensation expense.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and share-based compensation expense. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and considers measures used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Average clinicians on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(5)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(6)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA for the last twelve months.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$9,269	$15,580
Accounts receivable, net	150,840	147,477
Accounts receivable, subcontractor	18,680	18,271
Deferred income taxes, net	24,867	24,938
Prepaid and other current assets	24,818	23,833

Total current assets	228,474	230,099
Restricted cash, cash equivalents and investments	21,641	23,115
Fixed assets, net	24,400	21,158
Deposits and other assets	26,667	23,023
Goodwill	144,937	144,642
Intangible assets, net	148,317	150,197

Total assets	$594,436	$592,234

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	62,685	69,407
Accrued compensation and benefits	55,833	54,825
Revolving credit facility	10,000	10,000
Current portion of notes payable	7,500	0
Other current liabilities	5,212	6,060

Total current liabilities	141,230	140,292
Notes payable, less current portion and discount	141,227	148,672
Other long-term liabilities	87,098	85,528

Total liabilities	369,555	374,492
Commitments and contingencies
Stockholders’ equity	224,881	217,742

Total liabilities and stockholders’ equity	$594,436	$592,234

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Net cash provided by (used in) operating activities	$991	$(2,218)	$15,538
Net cash (used in) investing activities	(4,709)	(2,636)	(42,100)
Net cash (used in) provided by financing activities	(2,584)	1,019	10,525
Effect of exchange rates on cash	(9)	93	(36)

Net decrease in cash and cash equivalents	(6,311)	(3,742)	(16,073)
Cash and cash equivalents at beginning of period	15,580	5,681	31,653

Cash and cash equivalents at end of period	$9,269	$1,939	$15,580